EXHIBIT 99.1

For further information:                      TRADED: NYSE (IEX)
Investor Contact:
Heath Mitts
Senior Vice President and Chief Financial Officer
(847) 498-7070

WEDNESDAY, JANUARY 28, 2015

IDEX REPORTS 5 PERCENT ORGANIC REVENUE GROWTH AND RECORD EPS FOR 2014

LAKE FOREST, IL, JANUARY 28 - IDEX Corporation (NYSE: IEX) today announced its financial results for the three- and twelve- month periods ended December 31, 2014.

2014 Highlights

•	Sales increased 6 percent in 2014, up 5 percent organically

•	Restructuring actions of $13.7 million, or 12 cents, were incurred in the fourth quarter of 2014

•	Adjusted operating margin of 20.7 percent was up 120 basis points from prior year

•	Adjusted EPS of $3.57 was 16 percent higher than prior year EPS of $3.09

•	The Company repurchased 3 million shares of common stock for $223 million in 2014, with 1 million of the shares, or $73 million, repurchased in the fourth quarter

Full Year 2014
Sales of $2.1 billion were up 6 percent (+5 percent organic and +1 percent acquisition) compared with the prior year. Orders of $2.1 billion were up 2 percent (+1 percent organic and +1 percent acquisition) compared with the prior year.

Gross margin of 44.2 percent was up 110 basis points from the prior year, while adjusted operating margin of 20.7 percent was up 120 basis points from the prior year.

Adjusted net income of $289 million increased 13 percent from the prior year, while adjusted earnings per share of $3.57 increased 48 cents, or 16 percent, from the prior year. Adjusted EBITDA of $525 million was over 24 percent of sales and covered interest expense by more than 12 times, while free cash flow of $326 million was 117 percent of net income.

On a U.S. GAAP reported basis, operating margin was 20.1 percent, net income was $279 million and EPS was $3.45. A reconciliation of reported-to-adjusted financial data is included within the Non-U.S. GAAP Measures of Financial Performance section of this report.

Fourth Quarter 2014
Sales of $524 million were up 1 percent (+2 percent organic, +1 percent acquisition and -2 percent foreign currency translation) compared with the prior year period. Orders in the quarter of $517 million were down 1 percent (+1 percent organic and -2 percent foreign currency translation) compared with the prior year period.

Gross margin of 43.7 percent was up 10 basis points from the prior year period, while adjusted operating margin of 20.6 percent was up 60 basis points from the prior year period.

Adjusted net income of $71 million increased 5 percent from the prior year period, while adjusted earnings per share of 89 cents increased 7 cents, or 9 percent, from the prior year period. Adjusted EBITDA of $128 million was over 24 percent of sales and covered interest expense by more than 12 times, while free cash flow of $88 million was 143 percent of net income.

On a U.S. GAAP reported basis, operating margin was 18.0 percent, net income was $62 million and EPS was 77 cents. A reconciliation of reported-to-adjusted financial data is included within the Non-U.S. GAAP Measures of Financial Performance section of this report.

 “A solid fourth quarter finished an outstanding year for IDEX. In 2014, we generated 5 percent organic sales growth, expanded gross margin 110 basis points, improved adjusted operating margin 120 basis points, and grew adjusted EPS 16 percent. I am exceptionally proud of our team’s accomplishments, and believe we have built a solid foundation for future growth.

Meaningful headwinds in 2015 are expected from large 2014 non-recurring projects, the strong U.S. dollar, falling oil prices and an uncertain global economy. Based on current exchange rates, the FX translation impact alone is projected to be a 15 cent EPS headwind in 2015. Proactively, in the fourth quarter, we took the opportunity to further optimize our cost structure across all segments by taking targeted cost-out actions. The related restructuring expenses were kept within the quarter, and should generate $15 million of savings in 2015. The focus of our team during the past two years has been on tightly aligning our organization to focus on the best profit pools and create organic growth opportunities. As a result of these actions, and in spite of the non-recurring large projects, I expect IDEX to grow organic revenue 1 to 2 percent in 2015, while delivering operating margin around 21 percent.

Entering 2015, we also look to our capital deployment plan as a significant source of value creation. We will continue to fully-fund all organic growth opportunities, while maintaining a balanced share repurchase program and funding shareholder dividends. The strategic acquisition environment remains very active, and we are optimistic about an increase in completed deals in 2015.

We expect the challenges in front of us will remain throughout the year. Regardless, we remain committed to delivering for our customers and shareholders. In 2015, we anticipate full-year EPS of $3.65 to $3.75, with first quarter 2015 EPS in the range of 81 to 83 cents.”

Andrew K. Silvernail
Chairman and Chief Executive Officer

Fourth Quarter 2014 Segment Highlights

Fluid & Metering Technologies

•	Sales of $227 million reflected a 2 percent increase compared to the fourth quarter of 2013 (+2 percent organic, +2 percent acquisition and -2 percent foreign currency translation).

•	Adjusted operating margin of 24.9 percent was flat compared with the fourth quarter of 2013.

•	Adjusted EBITDA of $63.1 million resulted in an adjusted EBITDA margin of 27.8 percent, up 20 basis points compared with the fourth quarter of 2013.

Health & Science Technologies

•	Sales of $189 million reflected a 4 percent increase compared to the fourth quarter of 2013 (+5 percent organic and -1 percent foreign currency translation).

•	Adjusted operating margin of 22.9 percent represented a 470 basis point increase compared with the fourth quarter of 2013 primarily due to higher volume and productivity initiatives.

•	Adjusted EBITDA of $53.9 million resulted in an adjusted EBITDA margin of 28.5 percent, up 420 basis points compared with the fourth quarter of 2013.

Fire & Safety/Diversified Products

•
Sales of $109 million reflected an 8 percent decrease compared to the fourth quarter of 2013 (-5 percent organic and -3 percent foreign currency translation) due to lower volume within our Dispensing Equipment business.

•	Adjusted operating margin of 22.5 percent represented a 180 basis point decrease compared with the fourth quarter of 2013 primarily due to lower volume.

•	Adjusted EBITDA of $26.5 million resulted in an adjusted EBITDA margin of 24.3 percent, down 120 basis points compared with the fourth quarter of 2013.

For the fourth quarter of 2014, Fluid & Metering Technologies contributed 43 percent of sales, 45 percent of operating income and 43 percent of EBITDA; Health & Science Technologies accounted for 36 percent of sales, 34 percent of operating income and 37 percent of EBITDA; and Fire & Safety/Diversified Products represented 21 percent of sales, 21 percent of operating income and 20 percent of EBITDA.

Non-U.S. GAAP Measures of Financial Performance
The Company supplements certain U.S. GAAP financial performance metrics with non-U.S. GAAP financial performance metrics in order to provide investors with better insight and increased transparency while also allowing for a more comprehensive understanding of the financial information used by management in its decision making. Reconciliations of non-U.S. GAAP financial performance metrics to their most comparable U.S. GAAP financial performance metrics are defined and presented below and in no way are considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP.

•	Adjusted operating income is calculated as operating income plus restructuring expenses.

•	Adjusted operating margin is calculated as adjusted operating income divided by net sales.

•	Adjusted net income is calculated as net income plus restructuring expenses, net of the statutory tax benefit.

•
Consolidated EBITDA is calculated as net income plus interest expense plus provision for income taxes plus depreciation and amortization expense; while segment EBITDA is calculated as operating income plus or minus other (income) expense plus depreciation and amortization expense.

•	Adjusted EBITDA is calculated as EBITDA plus restructuring expenses.

•	Free cash flow is calculated as cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation.

Table 4: Reconciliations of Segment EBITDA ***(dollars in thousands)***

	For the Three Months Ended December 31,					
	2014			2013		
	FMT	HST	FSDP	FMT	HST	FSDP
Operating income	$ 50,065	$ 38,419	$ 23,506	$ 55,326	$ 33,143	$ 28,703
Other (income) expense	(189)	(518)	(346)	595	(212)	188
Depreciation and amortization	6,431	10,074	1,634	6,680	10,959	1,677
EBITDA	56,685	49,011	25,486	61,411	44,314	30,192
Restructuring expenses	6,413	4,912	1,034	-	-	-
Adjusted EBITDA	$ 63,098	$ 53,923	$ 26,520	$ 61,411	$ 44,314	$ 30,192
Net sales	$ 226,869	$ 189,122	$ 108,970	$ 222,234	$ 182,287	$ 118,223
EBITDA margin	25.0 %	25.9 %	23.4 %	27.6 %	24.3 %	25.5 %
Adjusted EBITDA margin	27.8 %	28.5 %	24.3 %	27.6 %	24.3 %	25.5 %

	For the Year Ended December 31,					
	2014			2013		
	FMT	HST	FSDP	FMT	HST	FSDP
Operating income	$ 216,886	$ 152,999	$ 130,494	$ 211,256	$ 136,707	$ 102,730
Other (income) expense	(560)	(542)	(990)	1,789	(508)	(342)
Depreciation and amortization	26,453	42,478	6,583	27,633	43,496	6,852
EBITDA	243,899	196,019	138,067	237,100	180,711	109,924
Restructuring expenses	6,413	4,912	1,034	-	-	-
Adjusted EBITDA	$ 250,312	$ 200,931	$ 139,101	$ 237,100	$ 180,711	$ 109,924
Net sales	$ 899,588	$ 752,021	$ 502,749	$ 871,814	$ 714,650	$ 445,049
EBITDA margin	27.1 %	26.1 %	27.5 %	27.2 %	25.3 %	24.7 %
Adjusted EBITDA margin	27.8 %	26.7 %	27.7 %	27.2 %	25.3 %	24.7 %

Conference Call to be Broadcast over the Internet
IDEX will broadcast its fourth quarter earnings conference call over the Internet on Thursday, January 29, 2015 at 9:30 a.m. CT. Chairman and Chief Executive Officer Andy Silvernail and Senior Vice President and Chief Financial Officer Heath Mitts will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 877.660.6853 (or 201.612.7415 for international participants) using the ID # 13598705.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

(Financial reports follow)

IDEX CORPORATION

Condensed Consolidated Statements of Operations
(in thousands except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,	
	2014	2013	2014	2013
Net sales	$ 523,899	$ 520,620	$ 2,147,767	$ 2,024,130
Cost of sales	294,782	293,611	1,198,452	1,150,766
Gross profit	229,117	227,009	949,315	873,364
Selling, general and administrative expenses	120,991	123,136	504,419	477,851
Restructuring expenses	13,672	-	13,672	-
Operating income	94,454	103,873	431,224	395,513
Other (income) expense - net	(1,460)	696	(3,111)	178
Interest expense	10,572	10,482	41,895	42,206
Income before income taxes	85,342	92,695	392,440	353,129
Provision for income taxes	23,722	25,140	113,054	97,914
Net income	$ 61,620	$ 67,555	$ 279,386	$ 255,215
Earnings per Common Share:				
Basic earnings per common share [(a)]	$ 0.78	$ 0.83	$ 3.48	$ 3.11
Diluted earnings per common share [(a)]	$ 0.77	$ 0.82	$ 3.45	$ 3.09
Share Data:				
Basic weighted average common shares outstanding	78,669	80,782	79,715	81,517
Diluted weighted average common shares outstanding	79,632	81,854	80,728	82,489

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2014	December 31, 2013
Assets		
Current assets		
Cash and cash equivalents	$ 509,137	$ 439,629
Receivables - net	256,040	253,226
Inventories	237,631	230,967
Other current assets	72,983	67,131
Total current assets	1,075,791	990,953
Property, plant and equipment - net	219,543	213,488
Goodwill and intangible assets	1,592,441	1,660,683
Other noncurrent assets	20,295	22,453
Total assets	$ 2,908,070	$ 2,887,577
Liabilities and shareholders' equity		
Current liabilities		
Trade accounts payable	$ 127,462	$ 133,312
Accrued expenses	163,409	150,751
Short-term borrowings	98,946	1,871
Dividends payable	22,151	18,675
Total current liabilities	411,968	304,609
Long-term borrowings	765,006	772,005
Other noncurrent liabilities	244,645	237,974
Total liabilities	1,421,619	1,314,588
Shareholders' equity	1,486,451	1,572,989
Total liabilities and shareholders' equity	$ 2,908,070	$ 2,887,577